LETTER OF INTENT

This letter of intent is entered into on the date the last party signs between:

Pro Peke Power LLC (PPP).

And

Garb Oil & Power Corporation (“Garb”)

PPP is the owner of the premises or property located at 1185 Gooden Crossing, Largo, Florida 33778 and PPP and Garb have together decided to enter into this letter of intent for the purpose of negotiating the terms and conditions of a lease-to-own agreement to be entered into for the property whose address is aforementioned.

In consideration of certain obligations mentioned herein, agreed upon by both parties, PPP grants to Garb the option to purchase the aforementioned property. The conditions for the same are agreed upon herein as the basis to enter into a lease-to-own agreement:

1. The period for option to purchase starts on the first day Garb is given the right to occupy the portion of the property designated as the 16,838 square foot building in its entirety and terminates six (6) months from the first day at which time this exclusive offer ends if the two parties fail to effect a buy/sell closing on the property between the two parties.

2. In order to execute the lease-to-own agreement, Garb agrees to pay PPP a deposit in the amount of $7,000, for which PPP will provide a receipt. This amount will be credited in full as a payment toward the purchase price when the two parties effect a buy/sell closing on the property between the two parties. The fee is not refunded to Garb if Garb defaults on the lease-to-own agreement.

3. The purchase price of the premises is $1,385,000. This is the amount Garb will pay to purchase the property from PPP for the buy/sell closing on the property between the two parties. In case Garb has not defaulted on the lease-to-own agreement, then PPP will set aside $5,000 from each $7,000 lease monthly payment towards the purchase price.

4. This option to purchase is an exclusive agreement and valid only for the signatories of the agreement. Garb cannot assign or convey this option to purchase to any third party without the written consent of PPP.

5. PPP does not make any representation or warranty for availability of financing for this option to purchase. Garb is solely responsible for obtaining financing. Obtaining financing is not a condition of performance to execute this option to purchase.

6. In case Garb defaults on the lease-to-own agreement, then PPP holds the rights to terminate the option to purchase by giving a written notice.

7. This letter of intent is to be signed by both parties voluntarily without any sort of duress. The parties understand the terms and conditions and agree to all of them. An attorney of their choice has been consulted before signing this letter of intent.

8. This letter of intent is governed under the laws of the State of Florida. Any disputes involving this letter of intent will be resolved through a third party mediator agreed to by both parties.

This document is the entire agreement understood and signed by both the parties relating to the subject matter and supersedes any previous agreement between the parties. No amendment to this letter of intent will be considered unless in writing signed by the party to be charged.